UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report March 22, 2016

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

CH2M HILL Internal Market Trade on March 22, 2016

As previously announced, CH2M’s internal market trade date is March 22, 2016.  CH2M’s Board of Directors and members of senior management met to determine what amount, if any, will be allocated by CH2M to repurchase shares in the internal market on that date.  The Board of Directors decided to allocate $26.4 million toward repurchasing shares in the internal market on March 22, at the $62.89 per share stock price in effect at this time. There was also available $4.9 million in funds provided by employees who placed orders to purchase stock in the internal market on March 22.  Based on the aggregate funds available, and pursuant to the proration methodology described in CH2M’s Form 8-K dated February 22, 2016, each seller who placed a sell order for 500 or fewer shares was able to sell all of those shares in this trade. For each seller who placed an order to sell more than 500 shares, the seller was able to sell 500 shares plus approximately 10% of the remaining shares in the order.

For an explanation of the factors and values used by the CH2M Board of Directors in setting the price of the common stock and in making the determination whether to participate in the internal market by purchasing shares of common stock available to be repurchased because of an excess of sell orders over buy orders, see the section titled “INTERNAL MARKET INFORMATION — Stock Price Determined by Board of Directors” in the CH2M prospectus dated March 23, 2010, as amended by the Current Reports on Form 8-K disclosing the price for common stock filed with the United States Securities and Exchange Commission, each of which can be found at http://www.sec.gov or by calling CH2M at (303) 771-0900. For an explanation of CH2M’s historical financial performance, see CH2M’s financial information included in CH2M’s annual and quarterly reports filed with the SEC, which may be accessed at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: March 22, 2016	By:	/s/ Gary L. McArthur
Gary L. McArthur Executive Vice President & Chief Financial Officer